SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HUB GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

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[   ] Fee paid previously with preliminary materials

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April 12, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held at the Chicago Marriott Oak Brook, 1401 W. 22nd Street, Oak Brook, Illinois at 10:00 a.m. Chicago time on Thursday, May 13, 2004.

      The attached Notice of 2004 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon. The Annual Report to Stockholders on Form 10-K is also enclosed.

      We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

                    PHILLIP C. YEAGER
Chairman

HUB GROUP, INC.

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

        The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the “Company”), will be held at the Chicago Marriott Oak Brook, 1401 W. 22nd Street, Oak Brook, Illinois on Thursday, May 13, 2004, at 10:00 a.m., Chicago time, for the following purposes:

          (1)     To elect six directors of the Company to hold office until the next annual meeting of stockholders;

          (2)     To approve the Amended and Restated Hub Group, Inc. 2002 Long-Term Incentive Plan; and

          (3)     To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

        A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company’s Annual Report to Stockholders on Form 10-K also accompanies this Notice.

        The Board of Directors has fixed the close of business on March 29, 2004, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

         By order of the Board of Directors,

DAVID C. ZEILSTRA
                              Vice President, Secretary and General Counsel

Downers Grove, Illinois
April 12, 2004

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

HUB GROUP, INC.

3050 HIGHLAND PARKWAY, SUITE 100
DOWNERS GROVE, ILLINOIS 60515

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2004 Annual Meeting of Stockholders of the Company to be held on Thursday, May 13, 2004, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 12, 2004.

        The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and the Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 29, 2004 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 7,436,277 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

VOTING RIGHTS AND PROCEDURES

        Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

        Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to twenty (20) votes. The holders of Shares having a majority of the votes that could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum. As of March 29, 2004, the Yeager family members own all 662,296 shares of Class B Common Stock and 894,250 shares of Class A Common Stock. Consequently, the Yeager family controls approximately 68% of the voting power of the Company on all matters presented for stockholder action. The Yeager family members are parties to a stockholders’ agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and such election inspectors will determine whether or not a quorum is present.

        The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2004 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Certificate of Incorporation, the Company’s By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Downers Grove.

ELECTION OF DIRECTORS

        The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s By-laws, is currently six. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

        The nominees for whom the enclosed proxy is intended to be voted are set forth below. Other than Mr. Mark Yeager, who is currently an executive officer of the Company, each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

        Directors are elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. The outcome of the election is not affected by abstentions or the withholding of authority to vote in the election, or by broker non-votes. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

                                                                                                      Business Experience During the Past Five Years
Name                            Age                                                                             and Other Information

Phillip C. Yeager          76           Phillip C. Yeager has been Chairman of the Board since October 1985. From April 1971 to October 1985, Mr.
                                                      Yeager served as President of Hub City Terminals, Inc. ("Hub Chicago"). Mr. Yeager became involved in intermodal transportation in 1959, five years after the introduction of intermodal transportation in the United
                                                      States, as an employee of the Pennsylvania and Pennsylvania Central Railroads. He spent 19 years with the
                                                      Pennsylvania and Pennsylvania Central Railroads, 12 of which involved intermodal transportation. In 1991,
                                                      Mr. Yeager was named the Man of the Year by the Intermodal Transportation Association. In 1995, he
                                                      received the Salzburg Practitioners Award from Syracuse University in recognition of his lifetime achievements in the transportation industry. In October 1996, Mr. Yeager was inducted into the Chicago Area
                                                      Entrepreneurship Hall of Fame sponsored by the University of Illinois at Chicago. In March 1997, he
                                                      received the Presidential Medal from Dowling College for his achievements in transportation services. In
                                                      September 1998 he received the Silver Kingpin award from the Intermodal Association of North America and in February 1999 he was named Transportation Person of the Year by the New York Traffic Club.
                                                      Mr. Yeager graduated from the University of Cincinnati in 1951 with a Bachelor of Arts degree in Economics. Mr. Yeager is the father of David P. Yeager and Mark A. Yeager.

David P. Yeager          51            David P. Yeager has served as the Company's Vice Chairman of the Board since January 1992 and as Chief
                                                      Executive Officer of the Company since March 1995. From October 1985 through December 1991, Mr.
                                                      Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager founded the St. Louis Hub in 1980 and served as its President from 1980 to
                                                      1983. Mr. Yeager founded the Pittsburgh Hub in 1975 and served as its President from 1975 to 1977. Mr.
                                                      Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.Mr. Yeager is the son of
                                                      Phillip C. Yeager and the brother of Mark A. Yeager.

Mark A. Yeager          39             Mark A. Yeager has been the Company's President-Field Operations since July 1999. From November 1997 through June 1999 Mr. Yeager was Division President, Secretary and General Counsel. From March 1995 to
                                                      November 1997, Mr. Yeager was Vice President, Secretary and General Counsel. From May 1992 to March
                                                      1995, Mr. Yeager served as the Company's Vice President-Quality. Prior to joining the Company in
                                                      1992, Mr. Yeager was an associate at the law firm of Grippo & Elden from January 1991 through May 1992 and an associate at the law firm of Sidley & Austin from May 1989 through January 1991. Mr. Yeager received a Juris Doctor degree from Georgetown University in 1989 and a Bachelor of Arts degree from
                                                      Indiana University in 1986. Mr. Yeager is the son of Phillip C. Yeager and the brother of David P. Yeager.

Gary D. Eppen            67           Gary D. Eppen has served as a director of the Company since February 1996. Currently retired, Mr. Eppen is formerly the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and
                                                     Deputy Dean for part-time programs in the Graduate School of Business at The University of Chicago. He
                                                     received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial
                                                     Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of
                                                     Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956.
                                                     Mr. Eppen also serves as a director of Landauer, Inc.

Charles R. Reaves      65           Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company.
                                                     From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as President and Chief Executive Officer of Sears Logistics Services, Inc.,
                                                     a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

Martin P. Slark           49           Martin P. Slark has served as a director of the Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated ("Molex"), a manufacturer of electronic, electrical and fiber optic interconnection products and systems. Having worked for Molex in Europe, the United States and Asia,
                                                    Mr. Slark is presently a Director and President and Chief Operating Officer of Molex. Mr. Slark is a
                                                    fellow of the British Institute of Management and received a Masters in Business Administration degree from the London Business School in 1993, a Post-Graduate Diploma in Management Studies from
                                                    Portmouth University and a Bachelors of Science degree in Engineering from Reading University in 1977.

        The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

MEETINGS AND COMMITTEES OF THE BOARD

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended December 31, 2003, the full Board of Directors met four times, the Audit Committee met eight times and the Compensation Committee met four times. The Nominating and Governance Committee was recently formed and had its first meeting in February 2004. During 2003, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served. The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All directors attended the Company’s 2003 annual meeting of shareholders held on May 13, 2003.

Audit Committee

        The duties of the Audit Committee are to oversee the Company’s internal control structure, review the Company’s financial statements and other financial information to be included in the Company’s 10-K and annual report to stockholders, select the independent auditors for the Company and its subsidiaries and review the Company’s annual audit plan. The members of the Audit Committee are Messrs. Eppen, Reaves and Slark. The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com and is also attached as Exhibit A to this Proxy Statement.

        The Board of Directors has determined that Messrs. Eppen, Reaves and Slark are “independent” as that term is defined by Nasdaq. The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission regulations. However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Nasdaq Audit Committee requirements and that at least one of its members has the financial sophistication required by Nasdaq. The Board of Directors has determined that by satisfying the requirements of the Nasdaq listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an additional director to the Audit Committee is not necessary at this time.

Compensation Committee

        The duties of the Compensation Committee are to determine the compensation of the Company’s Chief Executive Officer and to make recommendations to the Board of Directors concerning the salaries of the Company’s other officers, to exercise the authority of the Board of Directors concerning the Company’s various long-term incentive plans and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark. Each member of the Compensation Committee is independent in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market. The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com.

Nominating and Governance Committee

        The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and nominate the director nominees for the next annual meeting of shareholders and develop and recommend to the Board the corporate governance guidelines applicable to the Company. The members of the Nominating and Governance Committee are Messrs. Eppen, Reaves and Slark. Each member of the Nominating and Governance Committee is independent in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com.

Nominations of Directors

        Directors may be nominated by the Board of Directors or by shareholders in accordance with the Bylaws of the Company. As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

        The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees. Each nominee for election as a director is either an executive officer of the Company or is standing for reelection.

        For a shareholder to submit a candidate for consideration by the Nominating and Governance Committee, a shareholder must notify the Company’s Secretary. In addition, the Bylaws permit shareholders to nominate directors at a shareholder meeting. If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders written notice of such stockholder’s intent to make such a nomination must be given and received by the Secretary of the Company at 3050 Highland Parkway, Suite 100, Downers Grove, IL 60515, either by personal delivery or by United States mail no earlier than February 12, 2005 nor later than March 14, 2005. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “Commission”), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Controlled Company

        The Board of Directors has determined that the Company is a “controlled company” as that term is defined by Nasdaq since the Yeager family, pursuant to their ownership of all Class B Common Stock, control 64% of the voting power of the Company. Pursuant to the Yeager Family Stockholder Agreement, the Yeager family members have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

Code of Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to all employees. The Company’s Code of Business Conduct and Ethics may be found on the Company’s website, www.hubgroup.com.

Communicating with the Board

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address set forth above and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

        The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the executive officers of the Company named in the table under “Compensation of Directors and Executive Officers — Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of March 22, 2004, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.

	Number (1)
Name	Class A	Class B	Percentage(2)
Phillip C. Yeager(3)(4)(5)	84,600	662,296	9.1%
David P. Yeager(3)(6)	426,018	662,296	13.3%
Thomas L. Hardin(7)	96,484	--	1.2%
Thomas M. White(8)	45,697	--	*
Richard M. Rogan(9)	14,300	--	*
Mark A. Yeager(3)(10)	431,567	662,296	13.4%
Gary D. Eppen(11)	32,560	--	*
Charles R. Reaves(11)	31,560	--	*
Martin P. Slark(12)	31,560	--	*
All directors and executive officers (17 people) (13)	1,464,229	662,296	26.3%
Debra A. Jensen(3)(14)	126,733	662,296	9.7%
T. Rowe Price Associates, Inc. (15)	552,500	--	6.8%
Dimensional Fund Advisors, Inc. (16)	385,500	--	4.8%
Wellington Management Company, LLP (17)	446,600	--	5.5%
Columbia Wanger Asset Management, L.P./ WAM
Acquisition GP, Inc./ Columbia Acorn Trust (18)	1,503,300	--	18.6%

_________________

* Represents less than 1% of the outstanding shares of Common Stock.

(1)     Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)     Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3)     The Yeager family members are parties to a stockholders' agreement (the "Yeager Family Stockholder Agreement"), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares. Except as provided in footnotes 6 and 10, each of the Yeager family members disclaims beneficial ownership of the shares of
         Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 64%
         of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(4)     Includes 563,934 shares of Class B Common Stock as to which Phillip C. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family StockholderAgreement. See Note 3. Also includes 65,000 shares of Class A Common Stock issuable upon exercise of options. Also includes 10,600 shares of restricted stock.

(5)     Includes 1000 shares of Class A Common Stock held by his wife. Mr. Yeager disclaims beneficial ownership of these shares.

(6)     Includes 46,794 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 46,794 shares of Class B Common
          Stock owned by the Matthew D. Yeager 1994 GST Trust and 46,794 shares of Class B Common Stock owned by the Phillip D. Yeager
          1994 GST Trust and 54,909 shares of Class A Common Stock owned by the David P. Yeager Perpetual Trust, for which David P. Yeager serves as sole trustee and has sole investment and voting discretion and 419,127 shares of Class B Common Stock as to which David P.
         Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Includes
         63,334 shares of Class A Common Stock issuable upon exercise of options. Includes 32,800 shares of restricted stock.

(7)     Includes 55,334 shares of Class A Common Stock issuable upon exercise of options and 21,150 shares of restricted stock.

(8)     Includes 23,667 shares of Class A Common Stock issuable upon exercise of options and 17,250 shares of restricted stock.

(9)     Includes 9,000 shares of Class A Common Stock issuable upon exercise of options and 5,300 shares of restricted stock.

(10)   Includes 43,758 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Alexander B. Yeager
         1994 GST Trust and 43,758 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Samantha N.
         Yeager 1994 GST Trust and 54,908 shares of Class A Common Stock owned by the Mark A. Yeager Perpetual Trust, for which Mark
         A. Yeager serves as sole trustee and has sole investment and voting discretion and 501,914 shares of Class B Common Stock as to which
         Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3.
         Also includes 46,334 shares of Class A Common Stock issuable upon exercise of options. Also includes 21,150 shares of restricted stock.

(11)   Includes 28,000 shares of Class A Common Stock issuable upon exercise of options and 3,560 shares of restricted stock.

(12)   Includes 24,000 shares of Class A Common Stock issuable upon exercise of options and 3,560 shares of restricted stock.

(13)   Includes 483,138 shares of Class A Common Stock issuable upon exercise of options.

(14)   Includes 25,000 shares of Class B Common Stock owned by the Elizabeth A. Jensen 1994 GST Trust and 25,000 shares of Class B
         Common Stock owned by the Patrick R. Jensen 1994 GST Trust and 501,913 shares of Class B Common Stock as to which Debra Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Includes 54,908
         shares of Class A Common Stock owned by the Debra A. Jensen Perpetual Trust, for which Debra Jensen serves as sole trustee and has sole investment and voting discretion. Debra Jensen is the daughter of Phillip C. Yeager.

(15)   T. Rowe Price Associates, Inc. ("Price") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A
         Common Stock. According to the Schedule 13G, Price has sole dispositive power with respect to all 552,500 shares of Class A Common
         Stock beneficially owned and sole voting power with respect to 202,500shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors which Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price is deemed the beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares beneficially owned by Price is indicated as of February 13, 2004. The address of Price is 100 E. Pratt Street, Baltimore, MD 21202.

(16)   Dimensional Fund Advisors, Inc. ("Dimensional") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Dimensional has sole dispositive power and sole voting power with respect to all 385,500 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by
         Dimensional is indicated as of February 6, 2004. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica,
         CA 90401.

(17)   Wellington Management Company, LLP ("Wellington") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.Wellington has shared voting power with respect to 174,000 shares of Class A Common Stock beneficially owned and shared dispositive power with respect to 446,600 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Wellington is indicated as of February 13, 2004. The address of Wellington is 75
         State Street, Boston, MA 02109.

(18)   Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. (collectively "Wanger") and Columbia Acorn Trust ("Acorn")
         filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the
         Schedule 13G, Wanger has shared dispositive power and shared voting power with respect to all 1,503,300 shares of Class A
         Common Stock beneficially owned. Acorn has shared voting and dispositive power with respect to 1,105,000 shares of Class A Common
         Stock beneficially owned. The number of shares beneficially owned by Wanger and Acorn are indicated as of February 10, 2004.
         The address of Wanger and Acorn is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company’s 2003 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners, except Messrs. White, Polsen and Zeilstra each mistakenly reported one purchase transaction on a Form 5 rather than a Form 4 and Mr. Phillip Yeager was late in filing one Form 4 regarding stock held by his wife and was late in filing one Form 4 reporting stock transferred to certain family members.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 paid or awarded to those persons who were, at December 31, 2003: (i) the Company’s chief executive officer, and (ii) the Company’s four most highly compensated executive officers other than the chief executive officer (collectively, together with the Company’s chief executive officer, the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation

					Other Annual		Options/	Restricted	All Other
Name and		Salary		Bonus	Compensation		SARs	Stock(6)	Compensation
Principal Position	Year	($)		($)	($)		(#)	($)	($)

David P. Yeager	2003	485,000	(1)	459,765	30,845	(4)	20,000	369,656	5,719	(7)
Vice Chairman and	2002	485,000	(1)	--	20,122	(5)	50,000	--	5,090	(7)
Chief Executive Officer	2001	539,123		--	13,726	(5)	--	--	5,184	(7)

Thomas L. Hardin	2003	296,000	(2)	233,586	32,865	(5)	--	238,360	5,719	(7)
President and	2002	296,000	(2)	--	30,799	(5)	46,000	--	5,090	(7)
Chief Operating Officer	2001	316,418		100,000	22,939	(5)	--	--	5,184	(7)

Mark A. Yeager	2003	315,000	(3)	265,335	18,408	(5)	--	238,360	5,719	(7)
President-Field Operations	2002	253,418	(3)	--	16,337	(5)	46,000	--	5,090	(7)
	2001	242,550		100,000	11,355	(5)	--	--	5,184	(7)

Thomas M. White	2003	268,035		200,812	1,644	(4)	21,000	194,407	4,646	(8)
Sr. Vice President, Treasurer	2002	132,692		75,000	--		50,000	--	80	(8)
and Chief Financial Officer	2001	--		--	--		--	--	--

Richard M. Rogan	2003	252,200		155,103	4,010	(5)	--	59,731	5,719	(7)
Executive Vice President -	2002	252,200		--	3,607	(5)	37,000	--	5,090	(7)
Marketing	2001	242,500		60,000	2,044	(5)	--	--	5,184	(7)

(1)   Represents a decrease of $54,123 from the amount that Mr. Yeager would have otherwise received to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2002 and 2003.

(2)   Represents a decrease of $33,074 from the amount that Mr. Hardin would have otherwise received to enable the Company to lease certain assets, which Mr. Hardin used for personal purposes from time to time in 2002 and 2003.

(3)   Represents a decrease of $42,000 from the amount that Mr. Yeager would have otherwise received to enable the Company to lease certain assets, which Mr. Yeager used for personalpurposes from time to time in 2002 and 2003.

(4)   Represents above market earnings on deferred compensation and reimbursement for taxes paid in respect of certain perquisites.

(5)   Represents above market earnings on deferred compensation.

(6)   These restricted stock grants vest ratably over three years. These restricted shares are eligible for dividend payments but such dividends are restricted to the same extent as the underlying security. Mr. David Yeager's grant of 32,800 shares of restricted stock had a value of $705,856 at the end of 2003. Mr. Hardin's grant of 21,150 shares of restricted stock had a value of $455,148 at the end of 2003. Mr. Mark Yeager's grant of 21,150 shares of restricted stock had a value of $455,148 at the end of 2003. Mr. White's grant of 17,250 shares of restricted stock had a value of $371,220 at the end of 2003. Mr. Rogan's grant of 5,300 shares of restricted stock had a value of $114,056 at the end of 2003.

(7)   Represents the Company's matching contribution to the Company's Section 401(k) deferred compensation plan of $5,653 in 2003, $5,010 in 2002 and $5,100 in 2001, and the value of insurance premiums paid by the Company for term life insurance for the benefit of each
        Named Executive Officer equal to $66 during 2003, $80 during 2002, and $84 during 2001.

(8)   Represents the Company's matching contribution to the Company's Section 401(k) deferred compensation plan of $4,580 in 2003 and the value of insurance premiums paid by the;Company for term life insurance for the benefit of Mr. White equal to $66 during 2003 and $80 during 2002.

Change of Control Agreements

       Mr. White is a party to an arrangement with the Company pursuant to which he will be paid one-year of base salary and his options will vest if (i) his employment is terminated within 12 months following a change in control or (ii) his position is eliminated within 12 months following a change in control and a like position is not offered within the Company. A change in control is deemed to occur for these purposes when there has been a change to the majority voting position in the Company.

Option/SAR Grants In Last Fiscal Year

        The following table summarizes the grants of stock options awarded to the Named Executive Officers during the fiscal year ended December 31, 2003, under the Company’s 2002 Long-Term Incentive Plan.

Individual Grants
# of Securities
	Underlying	% of			Potential Realizable Value
	Options/	Total			at Assumed Annual Rates
	SARs	Options/			of Stock Price Appreciation
	Granted	SARs	Exercise	Expiration	for Option Term (3)
Name	(#)	Granted	Price ($/sh)(1)	Date(2)	5%($)	10%($)

David P. Yeager	20,000	10.3%	5.02	01/02/13	63,141	160,012
Thomas M. White	21,000	10.9%	5.02	01/02/13	66,298	168,012

(1)   The exercise price equals the closing stock price on January 2, 2003.

(2)   The options were granted on January 2, 2003 and vest ratably over a three-year period, expiring ten years after their grant date.

(3)   The potential realizable dollar value of a grant is the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the stock appreciation rate compounded annually over the term of the option (here, 5%
        and 10%), and (ii) the per-share exercise price of the option, and (b) the number of securities underlying the grant at fiscal year-end.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table provides information concerning options exercised by the Named Executive Officers during the fiscal year ended December 31, 2003, and the value at December 31, 2003, of unexercised options.

			Number of Shares of
			Class A Common Stock	Value ($) of
	Shares		Underlying Unexercised	Unexercised In-the-
	Acquired		Options at	Money Options at
	on		December 31, 2003	December 31, 2003
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable
David P. Yeager	0	0	56,667/53,333	535,205/873,995
Thomas L. Hardin	0	0	55,333/30,667	513,451/500,469
Mark A. Yeager	0	0	46,334/32,166	454,871/504,624
Thomas M. White	0	0	16,667/54,333	223,521/793,529
Richard M. Rogan	12,333	198,875	24,000/25,667	123,880/405,335

Compensation of Directors

        Directors who are not employees of the Company received $35,000 for serving as a director during 2003. Directors who are employees of the Company do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In connection with their 2003 compensation package, on December 10, 2002, Messrs. Eppen, Reaves and Slark each received options to purchase 12,000 shares of Class A Common Stock exercisable at $5.66 per share. These options vest ratably over a three-year period. In connection with their 2004 compensation package, on December 3, 2003, Messrs. Eppen, Reaves and Slark each received a grant of 3,560 shares of restricted Class A Common Stock. This restricted stock vests ratably over a three-year period and is subject to shareholder approval of the amended and restated 2002 Long-Term Incentive Plan described below.

Board of Directors Compensation Committee Report on Executive Compensation

        The Compensation Committee approves the policies under which compensation is paid or awarded to the Company’s executive officers. The Compensation Committee consists of the three independent members of the Board.

        In September 2001, the Board of Directors commissioned a third party to conduct a study of the Company’s compensation program. This study included a survey of compensation practices in the transportation industry using a broad sample of companies within the industry. This independent study was used as the benchmark to determine competitive compensation ranges for senior executives. The Compensation Committee implemented certain recommendations from the independent study and, using this study, determined the compensation structure for 2002. Except for individuals accepting increased responsibility, the Compensation Committee froze salary levels for the executive officers for 2003 in light of the Company’s 2002 results. The Compensation Committee intends to have a third party periodically conduct an independent study of compensation practices in the transportation industry to update the Company’s benchmark of competitive compensation ranges for senior executives.

        The 2003 Compensation structure approved by the Compensation Committee was based on the following philosophy:

Compensation Philosophy

        The Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

Description of Compensation Programs

        The Company’s executive compensation program has three components — base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

        Base Salary To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

        Annual Incentive The Company’s bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company’s customers. For most executive officers, bonus compensation is based on individual performance and Company performance. The component of the bonus based on individual performance is conditioned on the individual meeting certain pre-determined objectives and the component of the bonus based on Company performance is based on the Company meeting certain performance goals.

        Long-Term Incentives The Company’s Long-Term Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units.

Section 162(m) Compensation Committee Report Disclosure

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

Compensation Administration

        The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The independent study of competitive compensation practices within the transportation industry will continue to be used as the benchmark to determine competitive compensation ranges for senior executives. Individual performance and contribution to the achievement of strategic objectives will be considered in the determination of annual compensation for each executive. The integrity of the Company’s compensation program relies on an annual performance evaluation process.

Discussion of CEO Compensation

        Consistent with the Company’s compensation philosophy, the Compensation Committee approved Mr. David P. Yeager’s total compensation during fiscal year 2003. Mr. Yeager’s base salary was based on overall performance of the Company, on relative levels of compensation for CEOs within the benchmark companies in the transportation industry and on individual performance related to strategic objectives. Mr. Yeager’s incentive compensation was based on achievement of goals relating to the Company’s earnings per share target.

        For 2003, the Compensation Committee approved a package allowing Mr. Yeager to earn $485,000 in salary and $296,623 in bonus if the Company met its earnings goal with the possibility to earn additional bonus if the Company exceeded its earnings goal. Mr. Yeager’s 2003 salary represents a decrease of $54,123 from the amount that he would have otherwise received in order to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2003. In addition, Mr. Yeager was awarded 70,000 options in connection with his 2003 compensation package that were valued at $242,500 at the time of their grant. Mr. Yeager was paid his salary of $485,000 during 2003 and received a bonus of $459,765 due to the Company substantially exceeding its earnings target.

                                                                                                                     COMPENSATION COMMITTEE

                                                                                                                     Gary D. Eppen
                                                                                                                     Charles R. Reaves
                                                                                                                     Martin P. Slark

Audit Committee Report

        Each member of the Audit Committee is independent of the Company and its management, as required of audit committee members by the National Association of Securities Dealers listing standards. In October 2003, the Audit Committee amended its written charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carriers out those responsibilities. A copy of this charter is attached as Exhibit A to this Proxy Statement.

        The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management and with Ernst & Young, LLP, the Company’s independent public accountants. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, regarding their independence. The Audit Committee has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services referred to under “Independent Public Accountants” on page 23 is compatible with maintaining their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2003 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2003.

                                                                                                                     AUDIT COMMITTEE

                                                                                                                     Gary D. Eppen
                                                                                                                     Charles R. Reaves
                                                                                                                     Martin P. Slark

Performance Graph

        The following line graph compares the Company’s cumulative total stockholder return on its Class A Common Stock since March 13, 1996, the date that the Class A Common Stock began trading, with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Index. These comparisons assume the investment of $100 on March 13,1996 in each index and in the Company’s Class A Common Stock and the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

	3/13/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Hub Group, Inc.	100	191	212	138	142	64	75	34	154
Nasdaq Stock Market	100	119	146	206	382	230	182	126	189
Nasdaq Trucking & Transp.	100	103	132	119	114	103	122	125	178

APPROVAL OF 2002 LONG-TERM INCENTIVE PLAN

(As Amended and Restated effective December 3, 2003)

        A proposal will be presented at the Annual Meeting to approve the Hub Group, Inc. 2002 Long-Term Incentive Plan (the “Plan”) as amended and restated effective December 3, 2003. The Plan was adopted by the Board of Directors of Hub Group effective as of April 4, 2002, and subsequently approved by shareholders. Subject to the approval of shareholders, the Plan was amended and restated, effective December 3, 2003.

        The Plan was amended in December of 2003 to provide for an increase in the number of Company shares that may be utilized for awards under the Plan. Additionally, the Plan was amended to remove the formula-based awards for Non-Employee Directors, thereby allowing the Board to determine what is the appropriate compensation with respect to the duties and responsibilities of such Non-Employee Directors.

General Description

        The purpose of the Plan is to (a) attract and retain key executive and managerial employees; (b) attract and retain the services of experienced and knowledgeable directors; (c) motivate participating employees by means of appropriate incentives to achieve long-range goals; (d) provide incentive compensation opportunities that are competitive with those of other corporations; and (e) further identify participants’ interests with those of the Company’s other shareholders through compensation that is based on the price appreciation of common stock of the Company, and thereby promote the long-term financial interest of the Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

        A committee (the “Committee”) comprised of members of the Board of Directors, and selected by the Board of Directors, administers the Plan. Currently, the Compensation Committee of the Board of Directors serves as the “Committee.” The Committee determines, from time to time, from among the employees who are key executives or managerial employees of Hub Group and its related companies (as defined in the Plan) or non-employee Directors of the Company (“Eligible Directors”), those employees or Directors who will receive awards under the Plan and thereby become participants in the Plan. The Committee may grant to employees non-qualified stock and incentive stock options, stock appreciation rights (“SARs”), restricted stock and performance units, subject to the terms and conditions established by the Committee. Based upon the recommendation of Directors who are not Eligible Directors, the Board may grant to Eligible Directors non-qualified stock options, SARs, restricted stock award and performance units.

        The number of shares of Hub Group common stock which may be issued or granted under the Plan with respect to all participants shall not exceed 1,100,000 shares in the aggregate. Any shares of Hub Group common stock covered by an award that expires, is forfeited or is terminated for any reason without issuance of the shares may again become subject to awards under the Plan. In addition, the number of shares of Hub Group common stock that may be issued or granted under the Plan is subject to equitable adjustment in the event of a reorganization, recapitalization, stock dividend, stock split, or other capital readjustment of Hub Group common stock, and is subject to the ability to award again shares that were subject to an award but were not delivered.

        The number of shares of Hub Group common stock which may be issued under the Plan with respect to options and stock appreciation rights awarded to any one participant during any one fiscal year of the Company may not exceed 250,000. The number of shares of Hub Group common stock which may be issued under the Plan with respect to awards, other than options and SARs, which are intended to be “performance based compensation” (as that term is used in section 162(m) of the Code) granted to any one participant during any one fiscal year of the Company may not exceed 250,000. If such awards are denominated in cash value, no more than $5,000,000 may be subject to such awards granted to any one participant during any one fiscal year of the Company. The Hub Group common stock with respect to which awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled through cash payments, the delivery of Hub Group common stock, the granting of replacement awards, or any combination of the foregoing.

        The Plan is unlimited in duration, and in the event of Plan termination, will remain in effect as long as any awards under it are outstanding; provided, however, that no new award shall be made under the Plan on a date that is more than ten years from the date that the Plan is adopted. The Plan may be amended or terminated at any time by the Board of Directors, without the consent of shareholders; provided, however, that no such amendment or termination may adversely affect the rights of any participant or beneficiary under any award made under the Plan prior to the date such amendment is adopted by the Board of Directors.

        The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

        Awards under the Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution; provided that once the participant is in receipt of the common stock under an award and all restrictions on the award have lapsed, then the common stock awarded is transferable. Notwithstanding the foregoing, the Committee may permit awards to be transferred to or for the benefit of the participant’s family, subject to such limits as the Committee may establish.

        Termination provisions in the event of death or termination of employment shall be in accordance with the restrictions and conditions contained in the individual awards; provided, however, that if a participant’s termination of employment (or termination of service, in the case of an Eligible Director) occurs on account of retirement, death or disability, awards may expire no later than the one year anniversary of the termination and if the participants termination of employment (or termination of service in the case of an Eligible Director) occurs for other reasons, awards may expire no later than 60 days after such termination. With respect to automatic options awarded to Eligible Directors, a participant who ceases to be a Director (and does not become an employee of Hub Group or a related company) will have three months from the date he ceases to be a Director to exercise any vested options, unless he ceases to be a Director by reason of his death, disability or retirement, in which case he (or his estate) will have twelve months to exercise any options.

        The employees of the Company and related companies are eligible to become participants in the Plan. As of February 29, 2004, there were approximately 1,197 employees of the Company and related companies. As of the date of this Proxy Statement 537,000 options and 152,027 shares of restricted stock have been granted under the Plan. Included in the foregoing amounts are 95,687 shares of restricted stock that were granted subject to shareholder approval of the Plan, as amended and restated, where such awards shall become null and void in the absence of such approval.

        The following table shows the number of shares of restricted stock and the dollar value for each of the listed executive officers, the executive officers as a group, the non-executive directors as a group and the non-executive officer employees as a group.

NEW PLAN BENEFITS
2002 Amended and Restated Long Term Incentive Plan

Name and Position	Dollar Value($)	Number of Shares of Restricted Stock

Listed Executive Officers
David P. Yeager	--	--
Thomas L. Hardin	--	--
Mark A. Yeager	--	--
Thomas M. White	--	--
Richard M. Rogan	--	--
Executive Group	1,117,700	57,892
Non-Executive Director Group	179,000	10,680
Non-Executive Officer Employee Group	485,750	27,115

Equity Compensation Plan Information

        The following chart contains certain information regarding the Company’s Long-Term Incentive Plans prior to the proposed amendment.

Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding
Plan Category	warrants and rights	warrants and rights	securities reflected in
	(a)		column (a))

Equity compensation
plans approved by	1,418,934	$ 11.43	35,660
security holders

Equity compensation
plans not approved	--	--	--
by security holders

Total	1,418,934	$ 11.43	35,660

Stock Options

        The Committee may determine the type and terms of stock options granted pursuant to the Plan to participants who are employees, provided that such options are either non-qualified stock options or incentive stock options (within the meaning of Section 422 of the Code); and provided that (1) the option price per share shall not be less than the greater of (a) the fair market value of a share of Hub Group common stock on the date the option is granted or (b) the par value of a share of Hub Group common stock on such date, and (2) each option must expire not later than 10 years after the date of grant. Generally, no option may be exercised by a participant prior to the date the participant completes one continuous year of employment with the Company or a related company after the date as of which the option is granted (provided that the Committee may permit earlier exercise following the participant’s termination of employment (or service in the case of a director) by reason of retirement, death or disability). The exercise of any option will result in the surrender of any SARs granted in tandem therewith.

        If a participant elects to exercise an option by paying all or a portion of the purchase price in common stock, as permitted and in accordance with the terms of the Plan, then such participant may, in the Committee’s discretion, be issued a new option to purchase additional shares of common stock equal to the number of shares of common stock surrendered to the Company in such payment. Such new option shall have a purchase price equal to the fair market value per share on the date such new option is granted, shall first be exercisable six months from the date of grant of the new option and shall have an expiration date on the same date as the expiration date of the original option so exercised by payment of the purchase price in shares of common stock.

        The Committee may award dividend equivalents with respect to non-qualified stock options and, subject to the limitations of the Code, with respect to incentive stock options. The award of dividend equivalents shall permit the participant to earn an amount equal to the dividends payable with respect to the number of shares of common stock subject to the option for the period the option is outstanding and unexercised. The right to payment of such earned dividends shall be subject to such restrictions and limitations as may be imposed by the Committee.

        The Company may award non-qualified stock options to Eligible Directors. In the case of a grant of a stock option to an Eligible Director, the foregoing actions of the Committee must be taken by the Board. Incentive stock options may not be granted to Eligible Directors.

Stock Appreciation Rights

        The Committee may award SARs in connection with all or any portion of a previously or contemporaneously granted option or not in connection with an option, in such number and on such terms as the Committee may decide. If an SAR is granted in connection with an option, then in the discretion of the Committee, the SAR may, but need not, be granted in tandem with the option. The SAR must expire no later than 10 years after the date of grant, or if granted in tandem with an option, the expiration date of the related option. Generally, no SAR may be exercised by a participant prior to the date the participant has completed one continuous year of employment with the Company after the date as of which the SAR is granted (provided that the Committee may permit earlier exercise following the participant’s termination of employment by death or disability). An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds a specified price, which price shall not be less than 100% of the fair market value of a share of Hub Group common stock at the time the SAR is granted, or if granted in tandem with an option, the exercise price with respect to shares under the tandem option. Such amount shall be payable in Hub Group common stock, in cash, or in a combination thereof, as determined by the Committee. The exercise of an SAR will result in the surrender of corresponding rights under the tandem option.

        The Committee may award dividend equivalents with respect to SARs. The award of dividend equivalents shall permit the participant to earn an amount equal to the dividends payable with respect to the number of shares of Stock that are subject to the SARs for the period the SARs are outstanding and unexercised. The right to payment of such earned dividends shall be subject to such restrictions and limitations as may be imposed by the Committee.

        The Company may award SARs to Eligible Directors. In the case of a grant of an SAR to an Eligible Director, the foregoing actions of the Committee must be taken by the Board.

Restricted Stock

        The Committee may award to participants shares of Hub Group common stock which are subject to certain restrictions as may be determined by the Committee (“Restricted Stock”); provided that Restricted Stock awarded under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year after the time of the grant of such shares (the “Restricted Period”); and provided further that a participant who terminates employment prior to the end of the Restricted Period will forfeit all shares of Restricted Stock that remain subject to restrictions. The Committee may, in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a participant or group of participants.

        The Company may award restricted stock to Eligible Directors. In the case of a grant of restricted stock of an Eligible Director, the foregoing actions of the Committee must be taken by the Board.

Performance Units

        The Committee may award performance units to participants under the Plan, subject to such conditions and restrictions as may be determined by the Committee. The award of performance units entitles the participant to receive value for the units at the end of a performance period to the extent provided under the award. The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met.

        The Committee shall designate the participants to whom performance units are to be granted, the term of the performance period, and other terms and conditions of the award. The Committee will compare the actual performance to the performance measures established for the performance period and determine the number of units to be paid and their value. Payment for units earned shall be wholly in cash, wholly in common stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Committee shall determine. The Committee will determine the number of earned units to be paid in cash and the number to be paid in common stock. For performance units valued when granted in shares of common stock, one share of common stock will be paid for each unit earned, or cash will be paid for each unit earned equal to either (a) the fair market value of a share of common stock at the end of the performance period or (b) the value of the common stock determined based on the average fair market value for a number of days determined by the Committee. For performance units valued when granted in cash, the value of each unit earned will be paid in its initial cash value, or shares of common stock will be distributed based on the cash value of the units earned divided by (a) the fair market value of a share of common stock at the end of the performance period or (b) the value of a share of common stock determined based on the average fair market value for a number of days determined by the Committee.

        If a participant’s termination of employment occurs during a performance period with respect to any performance shares granted to him, the Committee may determine that the participant will be entitled to receive all or any portion of the performance shares that he would otherwise receive, and may accelerate the determination and payment of the value of such performance shares or make such other adjustments as the Committee, in its sole discretion, deems desirable.

        The Company may award performance units to Eligible Directors. In the case of a grant of a Performance Unit to an Eligible Director, the foregoing actions of the Committee must be taken by the Board.

U.S. Federal Income Tax Consequences

        Under present Federal income tax law, awards under the Plan will have the following tax consequences.

        A participant who has been granted an incentive stock option will not realize taxable income and the Company will not be entitled to a deduction at the time of the grant or exercise of such option. If the participant makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant of such option, or within one year of the transfer of the shares to the participant, any gain or loss realized on a subsequent disposition of such shares will be treated as a capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for Federal income tax purposes. If the holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares, if any, over the option price, and the Company will be entitled to a corresponding deduction. In addition, the participant may be required to pay an alternative minimum tax on the amount of his tax preference items, if such tax exceeds the tax otherwise due, which amount of minimum tax paid may be available as a credit in future years to reduce subsequent tax liability. The exercise of an incentive stock option will generally result in an increase to alternative minimum taxable income, the basis on which the alternative minimum tax is computed, by the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price.

        A participant will not realize taxable income at the time of the grant of a non-qualified option. Upon exercise, however, of such non-qualified stock option, the participant will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of such shares, the participant will realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

        A participant will not realize taxable income at the time of the grant of a stock appreciation right. Upon exercise, however, the participant will realize ordinary income measured by the difference between the fair market value of the common stock of the Company on the applicable date of grant and the fair market value of such stock on the date of exercise. The Company will be entitled to a corresponding deduction in the year of exercise.

        A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for Federal income tax purposes. Upon the vesting of shares subject to an award, the participant will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the Company will be entitled to a corresponding deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by the Company. The participant may elect to be taxed at the time of grant of a restricted stock award on the then fair market value of the shares, in which case (i) the Company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to such holder during the restriction period will be taxable as dividends to such holder and not deductible by the Company, and (iii) there will be no further tax consequences when the restrictions lapse. If a participant who has made such an election subsequently forfeits the shares, he will not be entitled to any deduction or loss. The Company, however, will be required to include as ordinary income the lesser of the fair market value of the forfeited shares or the amount of the deduction originally claimed with respect to the shares.

        A participant who has been granted performance units will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. The participant will have compensation income at the time of payment, and the Company will have a corresponding deduction.

Payment of Option Price with Shares of Company Common Stock

        The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares which are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive incentive stock option treatment. Shares received upon such an exchange which are in excess of the number of shares given up will have a new holding period and, if cash was paid in addition to the shares exchanged, a basis equal to the amount of such cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

        If the exercise price of an incentive stock option is paid with shares of stock of the Company acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

        The exercise of a non-qualified stock option through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares which are given up. The value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the participant at the time of the exercise as ordinary income. The excess shares will have a new holding period for capital gains purposes and a basis equal to the value of such shares determined at the time of exercise.

Withholding of Taxes

        The Company may deduct, from any payment under the Plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the participant to pay such amount to the Company prior to, and as a condition of, making such payment. The use of shares of Company common stock to satisfy any withholding requirement will be treated, for federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. If previously owned shares of Company common stock are delivered by a participant to satisfy a withholding requirement, the disposition of such shares may result in the recognition of gain or loss by the participant for tax purposes.

Limitations on Deductions

        The Company’s income tax deduction for awards under the Plan may be unavailable if (i) the award is deemed to be in excess of reasonable compensation, (ii) the award fails to satisfy the requirements of section 162(m) of the Code that compensation in excess of $1 million be performance-based, or (iii) the award constitutes an excess parachute payment under section 280G of the Code.

Tax Advice

        The preceding discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Other Information

        Approval of the Plan, as amended and restated, will require the affirmative vote of the holders of shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, with the result that shares which abstain from voting would count as votes against the Plan and broker non-votes would have no effect on the outcome.

                                       The Board of Directors recommends that shareholders vote FOR this proposal.

CERTAIN TRANSACTIONS

        Mr. David P. Yeager was the owner of 20% of the Class A membership interest of SmartOffices Services, LLC (“SmartOffices”) until March 2003. SmartOffices is in the business of selling office supplies to various companies. The Company spent $249,300 buying various office supplies from SmartOffices in 2003.

INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2002 and 2003 for services provided to us were as follows:

	2002	2003

Audit Fees (1)	$630,000	$519,000
Audit-Related Fees (2)	3,200	--
Tax Fees (3)	7,500	2,500
All Other Fees (4)	--	--

TOTAL	$640,700	$521,500

(1)   "Audit Fees" are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the years ended December 31, 2003 and December 31, 2002 and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during 2003 and 2002 and consultation with respect to various accounting and financial reporting matters during 2003 and 2002.

(2)    "Audit-related fees" include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the "audit fees" described above. Audit-related fees billed in 2002 relate to performing agreed upon procedures with respect to the Company's compliance with the terms of a vendor contract.

(3)   "Tax Fees" are fees billed by Ernst & Young in either 2003 or 2002 for tax advice.

(4)   "All Other Fees" are fees billed by Ernst & Young in 2003 or 2002 that are not included in the above classifications.

        The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the Securities and Exchange Commission. The Audit Committee may approve, at the beginning of each year, certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. Any permissible non-audit services that do not fall within a pre-approved category, or pre-approved permissible non-audit services that exceed the previously approved fees, must be approved by the Audit Committee on a project-by-project basis. All services provided by Ernst & Young after May 1, 2003 were, and all services to be provided by Ernst & Young in 2004 will be, permissible under applicable laws and regulations and have been and will continue to be, pre-approved by the Audit Committee.

Change of Independent Accountants in 2002

        As previously reported, on May 6, 2002, the Company decided to dismiss its independent auditors, Arthur Andersen LLP (“Arthur Andersen”), and to engage Ernst & Young LLP to serve as its new independent auditors for 2002. The change in auditors became effective May 13, 2002. This determination was made by the Company’s Audit Committee upon the recommendation of the Company’s management.

        Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and May 13, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on such years.

        In January 2002, the Company learned that its 65% owned subsidiary, Hub Group Distribution Services (“HGDS”), was having difficulties reconciling its general ledger balances for several accounts, including cash, accounts payable and accounts receivable. HGDS is now a wholly owned subsidiary of the Company.

        Following an investigation into these problems, the Company determined that HGDS’ balance sheets were incorrect in each of 1999, 2000 and 2001. Because HGDS’ results were incorporated into the Company’s consolidated financial statements, these inaccuracies resulted in the Company’s net income being overstated. After completely recreating the financial statements for HGDS for 1999, 2000 and 2001, the Company determined that the Company’s 1999 financial results were overstated by $1.4 million and its 2000 financial results were overstated by $1.9 million on an after-tax, post-minority interest basis, which the Company reflected by restating the financial results for those years. Additional adjustments were necessary to properly reflect the results of 2001, but since the Company had not yet finalized its results for 2001, the Company did not need to restate its 2001 results. Due to time constraints and cost, the Company did not restate its results on a quarterly basis, therefore the adjustments to properly reflect the Company’s results were made in the fourth quarter of each of 1999, 2000 and 2001.

        In the early stages of the investigation, Arthur Andersen notified the Company’s Audit Committee that there was a material weakness with the internal controls at HGDS. Arthur Andersen also advised the Company that previously issued financial results for the years 1999, 2000 and 2001 and previously issued audit reports for 1999 and 2000 should not be relied upon. Following the Company’s restatement of its financial statements for those years, the financial statements were audited by Arthur Andersen. At the conclusion of its audit, Arthur Andersen issued unqualified opinions on the Company’s restated financial results for the years 1999, 2000, and 2001. Arthur Andersen was unable to review the quarterly financial data from 2001 and 2000 in accordance with standards established by the American Institute of Certified Public Accountants because the Company did not restate its results on a quarterly basis. The Company announced the restated results for 1999 and 2000 and its results for 2001 in a press release on March 19, 2002.

        In addition to the work resulting in the restatement of its 1999 and 2000 financial statements, the Company, with the assistance of outside counsel, conducted an investigation into the cause of the accounting problems at HGDS. The Company has concluded that the accounting problems at HGDS resulted from several factors, including (1) systems problems associated with HGDS’ implementation of multiple financial accounting and operating systems; (2) the rapid growth of HGDS’ business beginning in late 1998; (3) weaknesses in internal controls at HGDS; and (4) inadequate oversight by the HGDS management. The Company has taken numerous steps to address these problems to ensure that similar accounting problems will not arise in the future.

        During the years ended December 31, 2001 and 2000 and through May 13, 2002, neither the Company nor anyone acting on its behalf consulted Ernst and Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financials statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

PROXY SOLICITATION EXPENSE

        The expense of any proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

        Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 13, 2004, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

        The Company anticipates that its next annual meeting of stockholders will be held in May 2005. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 12, 2005 nor later than March 14, 2005. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

         By order of the Board of Directors,

DAVID C. ZEILSTRA
                              Vice President, Secretary and General Counsel

Downers Grove, Illinois
April 12, 2004

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

EXHIBIT A

AUDIT COMMITTEE CHARTER

I.       Purpose

        The Audit Committee (the “Committee”) is appointed by the board of directors (the “Board”) to assist the Board in fulfilling its oversight responsibility relating to the quality and integrity of the financial statements, internal controls and other accounting, auditing and reporting practices of the Corporation, the compliance by the Corporation with legal and regulatory requirements, and such other duties as directed by the Board.

II.      Composition

        The Committee shall consist of no fewer than three members proposed by the Nominating Committee, endorsed by the Chairman of the Board and appointed by the Board annually. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the new members satisfying the criteria set forth below. Members of the Committee shall serve until their successors are appointed and qualify.

        The members of the Committee shall satisfy the following criteria:

1.	Meet the independence and other requirements of the National Association of Securities Dealers, Inc.‘s Marketplace Rules and any other applicable laws, rules and regulations.

2.	Be able to read and understand fundamental financial statements including the Corporation’s balance sheet, income statement, and cash flow statement.

3.

At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

III.     Meetings

          A.      In General

        The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors and management of the Corporation.

          B.      Frequency

        The Committee shall meet at least four times each fiscal year or more often as it deems appropriate. The chairman of the Committee shall at the beginning of each year establish a schedule of meetings with additional meetings to be scheduled as required.

          C.      Minutes

        The secretary (or a duly designated person) shall prepare minutes for all meetings of the Committee to document the Committee’s discharge of its responsibilities. The draft minutes shall be approved at a subsequent meeting of the Committee and shall be retained as part of the Corporation’s corporate records.

IV.      Powers and Authority

        The Committee may request any officer or employee of the Corporation or its outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee is empowered to investigate any matter it deems appropriate, with full power to retain outside counsel or other advisors and full access to all books, records, facilities and personnel of the Corporation. The Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Committee also has the authority to approve the fees and other significant compensation to be paid to the independent auditors.

V.       Responsibilities

          A.      Roles of the Committee, Management and Independent Auditors

        The Committee’s responsibility is one of oversight. In furtherance of this mission, the Committee will review reports prepared by the independent auditors furnished to the Committee and will provide to the independent auditors full access to the Committee (and the Board) to report on any and all matters appropriate. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

        The responsibility for the completeness and accuracy of the financial statements rests with the Corporation’s management.

        The Corporation’s independent auditors are responsible for planning and conducting an audit of the Corporation’s annual consolidated financial statements and reviewing the Corporation’s quarterly financial statements. The auditors are ultimately accountable to the Board and the Committee.

          B.      Committee’s Primary Responsibilities

        The Committee’s primary responsibilities include:

                    1.     Select the Independent Auditors

        The Committee will select the independent auditors who audit the financial statements of the Corporation. In so doing, the Committee will do the following:

1.

discuss and consider the auditors’ written statement delineating all relationships between the auditors and the Corporation (consistent with Independence Standards Board Standard) and its affirmation that the auditors are in fact independent;

2.

pre-approve and/or establish guidelines regarding when and under what circumstances the Corporation may use the independent auditors for non-audit services and ensure that non-audit services performed by the independent auditors are disclosed in the Corporation’s periodic reports filed with the Securities and Exchange Commission (the Committee may delegate this responsibility to one or more members of the Committee, so long as the Committee member approving any such non-audit services presents to the full Committee at its next scheduled meeting the facts and circumstances surrounding such approval);

3.	establish guidelines restricting the hiring of certain persons previously employed by the Corporation’s independent auditors;

4.

take such other action as the Committee deems appropriate to verify the auditors’ independence, including a review of the non-audit services provided to the Corporation by the independent auditors and the fees for such services; and

5.	review the effectiveness of the auditors’ performance.

                    2.     Approve the Audit Processs

        The Committee will discuss the nature, scope, and rigor of the audit process, including the plan for the annual audit, including areas of risk exposure and the adequacy of staffing.

                    3.     Review the Financial Statements

        The Committee will review the audited financial statements with management and the independent auditors. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles (including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors), review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate and as may be required under Statement on Auditing Standards No. 61. Upon completion of their review, the Committee shall make a recommendation to the Board as to whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (the “SEC”).

        The Committee will also review with management and the independent auditors the quarterly financial information prior to the Corporation’s filing of Quarterly Reports on Form 10-Q with the SEC.

        When reviewing the financial statements, the Committee will review and discuss with management as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

                    4.     Monitor Internal Controls and Disclosure Controls

        The Committee will discuss with management and the auditors the quality and adequacy of the Corporation’s internal controls over financial reporting and disclosure controls including periodic updates of recommendations made by the independent auditors and others to strengthen controls and management’s corrective actions.

                    5.     Establish Procedures for Accounting Complaints and Receipt of Attorney's Reports

        Establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee shall also receive attorneys’ reports of evidence of a material violation of securities law or breaches of fiduciary duty and shall take appropriate actions in response.

                    6.     Review Legal Compliance and Exposure

        The Committee will discuss with the Corporation’s General Counsel the Corporation’s legal compliance policies, legal matters that may have a material impact on the financial statements, any material reports or inquiries received from regulators or governmental agencies, and other areas of oversight relating to legal compliance and significant financial exposure matters as may be appropriate. In addition, the Committee will obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

                    7.     Report to the Stockholders

        The Committee will prepare a report of the Committee in accordance with SEC rules suitable for inclusion in the Corporation’s annual proxy statement delivered to the Corporation’s shareholders.

                    8.     Report to the Board

        The Committee will periodically report on Committee activities to the full Board and, as needed, issue an annual summary report (including appropriate oversight conclusions).

          C.      Other Responsibilities

        The Committee will perform any other activities consistent with this charter, the Corporation’s by-laws, and applicable law, as the Committee or the Board deems necessary or appropriate.

VI.      Review and Amendment of Charter

        This charter shall be reviewed annually and amended, when deemed appropriate.